UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2015

PILGRIM’S PRIDE CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle Greeley, CO	80634-9038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 506-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 11, 2015, Pilgrim’s Pride Corporation (the “Company”) and certain of its subsidiaries entered into a Second Amended and Restated Credit Agreement (the “U.S. Credit Facility”) with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch and the other lenders party thereto. On February 12, 2015, the Company borrowed $1.16 billion under the U.S. Credit Facility of which $1.0 billion constituted borrowings under the term loan commitment and $160.0 million constituted borrowings under the revolving loan commitment. The Company used the borrowings to pay a special cash dividend of approximately $1.5 billion with the remainder of the special cash dividend funded with cash and cash equivalents on hand. The special cash dividend of $5.77 per share was paid on February 17, 2015 to stockholders of record on January 30, 2015.
The revolving loan commitment under the U.S. Credit Facility matures on February 11, 2020. Beginning on April 2, 2015, the term loan commitments will be payable in quarterly installments equal to 1.25% of the principal outstanding as of closing, with all remaining principal and interest due at maturity on February 11, 2020. Outstanding borrowings under the U.S. Credit Facility bear interest at a per annum rate equal to (i) in the case of LIBOR loans, LIBOR plus 1.50% through March 29, 2015 and, based on our net senior secured leverage ratio, between LIBOR plus 1.25% and LIBOR plus 2.75% and (ii) in the case of alternate base rate loans, the base rate plus 0.50% through March 29, 2015 and, based on our net senior secured leverage ratio, between the base rate plus 0.25% and base rate plus 1.75% thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date: February 18, 2015    By: /s/ Fabio Sandri
Fabio Sandri
Chief Financial Officer